Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-236647) on Form S-3 and the registration statement (No. 333-250131) on Form S-8 (Post-Effective) of our reports dated February 25, 2022, with respect to the consolidated financial statements of First Citizens BancShares, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Raleigh, North Carolina
February 25, 2021